FOR IMMEDIATE RELEASE
                                                                  March 16, 2005



                    EMPS RESEARCH CORPORATION CHANGES NAME TO
                               BEKEM METALS, INC.


         SALT LAKE CITY, UTAH (PR Newswire) EMPS Research Corporation (OTC Bulletin Board: "EMPS") announced today that it has amended its Articles of Incorporation to change its name from EMPS Research Corporation to Bekem Metals, Inc.

         The new trading symbol for the Company's common stock will be "BKMM." NASDAQ Market Data Integrity has confirmed that the name change and a change in the trading symbol of the Company's common stock will become effective at the open of business on March 17, 2005. The Company's common stock trades on the Over-the-Counter Bulletin Board.

         In January 2005, the Company completed the acquisition of Condesa Pacific, S.A. The primary asset of Condesa Pacific is a mineral rights exploration and production contract. The contract grants the Company the exclusive right to explore for and produce nickel, cobalt and other minerals in the 616 hectare (1,522 acre) Gornostayevskoye field located in northeastern Kazakhstan. The Company is changing its name to better reflect its change in business focus to the exploration and development of the Gornostayevskoye field.

         For more information please contact Marat Cherdabayev at (801)
746-3700.

The foregoing may contain forward-looking statements. For this purpose any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, such words as "may," "will," "believes," "anticipates," "estimate," "continue," or comparable terminology intends to identify forward-looking statements.